Exhibit 3.13
RESTATED ARTICLES OF INCORPORATION
OF
BOONE INTERNATIONAL, INC.
     MICHAEL K. BOONE and J. ANDREW JOHNSON certify that:
     1. They are the President and Secretary, respectively, of BOONE INTERNATIONAL, INC., a California corporation (the “Corporation”).
     2. The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows:
I.
     The name of the Corporation is BOONE INTERNATIONAL, INC.
II.
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III.
     3.1 Authorized Capital. The aggregate number of shares which the Corporation shall have the authority to issue shall consist of 10,000,000 shares of Common Stock (“Common Stock”) and 1,161,000 shares of Preferred Stock (“Preferred Stock”). The Corporation hereby creates the following two series of Preferred Stock: (i) a first series, constituting 1,000,000 shares, designated “preferred Stock A”; and (ii) a second series, constituting 161,000 shares, designated “Preferred Stock B”. Upon the amendment of this Article III to read as herein set forth, each outstanding share of Common Stock is converted into or reconstituted as 100 shares of Common Stock and each outstanding share of Preferred Stock B is converted into or reconstituted as one share of Preferred Stock B.
     3.2 Voting Rights. Except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote; and the holder of each share of Preferred Stock A shall be entitled to the number of votes equal to the number of shares of Common stock into which the shares of Preferred Stock A could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting rights and not separately as a class except as specifically set forth herein. Holders of Common Stock and Preferred Stock A shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock A shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock A held by each holder could be converted) shall be rounded to the nearest whole number. The holders of shares of Preferred Stock B shall have no general right to vote for any purpose, except as specifically required by the laws of the State of California.
     3.3 Other Rights, Preferences and Restrictions of the Preferred Stock. The other rights, preferences and restrictions relating to the Preferred Stock are enumerated as follows:
          (a) Dividends. When and as declared by its Board of Directors, the Corporation will pay preferential dividends to the holders of shares of Preferred Stock A as provided in this Section 3.3(a) but will not pay preferential dividends to the holders of shares of Preferred Stock B. Except as otherwise provided herein, dividends on each share of the Preferred Stock A will accrue cumulatively on a daily basis at the rate of 4% per annum of the Liquidation Amount thereof (as defined in Section 3.3 (b)(i) below) from and including the date of issuance of such share to and including the date on which the Liquidation Amount (plus any accrued and unpaid dividends thereon) of such share is paid or the date on which such share is converted. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Preferred Stock A will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.
     Dividends on the Preferred Stock A shall be payable annually on each July 1 commencing July 1, 1995 (such payment on July 1, 1995 to include all dividends accrued thereon to such date). For purposes of this Section 3.3(a), each July 1 commencing July 1, 1995 is herein referred to as a “Dividend Reference Date.” All dividends which have accrued on each share of Preferred Stock A outstanding during the 12-month period (or other period in the case of the initial Dividend Reference Date) ending upon any Dividend Reference Date to the extent not paid on such Dividend Reference Date will be cumulated and will remain cumulated until paid. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to all shares of the Preferred Stock A outstanding, such payment will be distributed ratably among the holders of such shares of Preferred Stock A outstanding based upon the aggregate accrued but unpaid dividends on the shares of such outstanding Preferred Stock A held by each such holder. No dividends or other distributions (other than pro rata dividends or distributions on common Stock payable solely in Common Stock) shall be paid with respect to any of the Corporation’s Common Stock during any period that there exists any accrued but unpaid dividends on the shares of Preferred Stock A outstanding.
          (b) Liquidation Preference.
               (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Preferred Stock

A and Preferred Stock B shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Corporation’s Common Stock, an amount equal to the then applicable Liquidation Amount (as defined below) of such shares plus an amount equal to any accrued but unpaid dividends on the Preferred Stock A. The “Liquidation Amount” of the Preferred Stock is $1.00 per share. If, upon the occurrence of any liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of Preferred Stock A and Preferred Stock B shall be insufficient to permit the payment to such holders of the full Liquidation Amount plus accrued but unpaid dividends on such Preferred Stock A, then the entire assets and funds of the Corporation legally available for distribution to its shareholders shall be distributed ratably among the holders of the Preferred Stock A and Preferred Stock B in proportion to the amount each such holder would receive if there were sufficient assets and funds available to pay the foregoing sums in full.
               (ii) After the payment or distribution to the holders of Preferred Stock A and Preferred Stock B of the full Liquidation Amount described above, the holders of Common Stock then outstanding shall be entitled to receive an amount equal to $0.20 per share. If the remaining assets available for distribution to shareholders are insufficient to permit the payment of such amount in full, then such assets shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each such holder.
               (iii) After the payments or distributions described in clauses (i) and (ii) above have been made, the holders of Common Stock and the holders of Preferred Stock A will be entitled to ratably share the remaining assets of the Corporation available for distribution to shareholders based upon the number of shares of Common Stock then held by each such holder (assuming all shares of Preferred Stock A are concurrently therewith converted into shares of Common Stock at the Conversion Price then in effect).
               (iv)  A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.3(b), unless the holders of at least a majority of the Preferred Stock A and the holders of at least a majority of the Preferred Stock B, each voting separately as a class, elect otherwise by giving written notice of such election to the Corporation at least three days before the effective date of such event.
               (v)  Any securities to be distributed or delivered to the holders of Preferred Stock pursuant to this Section 3.3(b) shall be valued as follows:
(A) Securities not subject to investment letter or other similar restrictions on free marketability:
(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;
(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and
(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation in its reasonable good faith judgment and the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a single class on the basis of one vote per share.
(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a single class on the basis of one vote per share.
(C) If the Board of Directors and the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a single class on the basis of one vote per share, are unable to agree on the fair market value of any securities, the holders of at least a majority of the Preferred Stock, voting as a single class on the basis of one vote per share, shall select an investment banker reasonably satisfactory to the Corporation to determine the value thereof, which determination at fair value shall be final and binding. The Corporation shall pay any and all fees and costs charged by any such investment banker.
          (c) Conversion. The holders of the Preferred Stock A shall have the following conversion obligations and rights (the “Conversion Terms”):
               (i) Automatic Conversion.
               (A) Each share of Preferred Stock A shall automatically be converted into shares of Common Stock in accordance with the conversion formula set forth in Section 3.3(c)(iii) below immediately upon the earliest to occur of: (1) the consummation of the Corporation’s sale of its Common Stock in a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; (2) the Corporation and the holders of a majority of Preferred Stock A mutually agree that the Corporation has a valuation which is equal to or in excess of $10,000,000; (3) the Corporation has a valuation which is equal to or in excess of $10,000,000 as determined by means of an appraisal conducted in accordance with the business valuation standards of the American Society of Appraisers by the business appraisal division of an accounting firm of recognized national standing reasonably acceptable to holders of a majority of Preferred Stock A; or (4) the date which is four years after the date of issuance of the Preferred Stock A provided that all accrued but unpaid dividends on the outstanding shares of Preferred Stock A have been paid in full through and including such date.
               (B) Upon the occurrence of an event specified in Section 3.3 (c)(i)(A) above, the outstanding shares of the Preferred Stock A shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless certificates evidencing such shares of the Preferred Stock A being converted are either delivered to the Corporation or any transfer agent, as hereinafter provided, or (if such certificates have been lost, stolen or destroyed) the holder notifies the Corporation or any transfer agent, as hereinafter provided, of such event and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock A, the holders of such Preferred Stock A shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock A surrendered were convertible on the date on which such automatic conversion occurred.
               (ii) Optional Conversion. Each share of Preferred Stock A shall also be convertible, at the option of the holder thereof, at any time which is at least two years after the date of issuance of such share of Preferred Stock A.
               (iii) Conversion Formula. Shares of Preferred Stock A automatically or optionally converted pursuant to the provisions of Sections 3.3(c)(i) or (ii) above shall be converted, at the office of the Corporation or any transfer agent for the Preferred Stock A, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Liquidation Amount of the number of Shares of Preferred Stock A automatically or optionally converted by the conversion price (the “Conversion Price”) at the time in effect for such shares of Preferred Stock A. The initial Conversion Price per share for shares of Preferred Stock A shall be $1.5315 per share; provided, however, that the Conversion Price for such shares of Preferred Stock A shall be subject to adjustment as set forth in section 3.3(c)(v) below.

               (iv) Mechanics of Conversion. Except as otherwise provided in Section 3.3(c)(i)(B), before any holder of Preferred Stock A shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock A and shall give written notice to this Corporation at its principal corporate office of his election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock A, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock A to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock A for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock A shall not be deemed to have converted such Preferred Stock A until immediately prior to the closing of such sale of securities.
               (v) Conversion Price Adjustments of Preferred Stock A. The initial Conversion Price for the Preferred Stock A shall be subject to adjustment from time to time as follows:
               (A) (1) In the event the Corporation shall issue shares of Additional Stock (as defined in section 3.3(c)(v)(B) below) without consideration or for a consideration per share which is less than the Conversion Price for Preferred Stock A held by any holder in effect on the date of and immediately prior to such issue, then upon such issuance the Conversion Price of the shares of Preferred Stock A held by such holder will be reduced to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Shares of Additional Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of Shares of Additional Stock so issued, provided, however, that, for the purposes of this Section 3.3(c)(v), all shares of Common Stock issuable upon conversion of outstanding options, convertible securities and Preferred Stock A shall be deemed to be outstanding.
                         (2) No adjustment of the Conversion Price for the Preferred Stock A shall be made of an amount less then one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account promptly upon the occurrence of an event which results in an aggregate adjustment of one cent or more per share. Except to the limited extent provided for in Sections 3.3(c)(v)(A)(5)(c) and (d) and Section 3.3(c)(v)(D), no adjustment of such Conversion Price pursuant to this Section 3.3(c)(v)(A) shall have the affect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                         (3) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the gross amount of cash paid therefor.
                         (4) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Corporation in its reasonable good faith judgment.
                         (5) In the case of the issuance of options to purchase or sights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:
                              (a) the aggregate maximum number of shares of Common Stock deliverable at the time of issuance upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3.3(c)(v)(A)(3) and 3.3(c)(v)(A)(4)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
                              (b) the aggregate maximum number of shares of Common Stock deliverable at the time of issuance upon conversion of or in exchange for any such convertible or exchange able securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3.3(c)(v)(A)(3) and 3.3(c)(v)(A)(4) above);
                              (c) in the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for the Preferred Stock A shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities; and
                              (d) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Preferred Stock A shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was made on the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and
               (B) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3.3(c)(v)(A)(5)) by the Corporation after the original date of issuance of the Preferred Stock A (the “Purchase Date”), other than:
                         (1) Common Stock issued pursuant to a transaction described in Section 3.3(c)(v)(C) hereof;
                         (2) Up to 450,000 shares of Common Stock (appropriately adjusted for any future stock dividend, stock split or recapitalization) issuable or issued after the Purchase Date to three key employees and four directors of the Corporation pursuant to the exercise of stock options heretofore granted to such three key employees and four directors under the stock option plan heretofore adopted by the Board of Directors and shareholders of the Corporation;
                         (3) Up to an additional 750,000 shares of Common Stock (appropriately adjusted for any future stock dividend, stock split or recapitalization) issuable or issued after the Purchase Date pursuant to the exercise of stock options under any stock option plan heretofore or hereafter adopted by the Board of Directors and shareholders of the Corporation to persons who are employees of or perform services for the Corporation (other than Michael K. Boone, Michael K. Boone’s spouse and any of Michael K. Boone’s parents, siblings or children) provided such shares of Common Stock are issued for consideration which is at least equal to the initial Conversion Price per share for shares of Preferred Stock A hereunder; and
                         (4) Common Stock issued or issuable upon conversion of the Preferred Stock A.

               (C) In the event any time or from time to time after the Purchase Date the Corporation shall split or subdivide the outstanding shares of Common Stack or declare a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the record date (or, if no record date is fixed, the date of such dividend, distribution, split or subdivision), the Conversion Price of the Preferred Stock A shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Preferred Stock A shall be increased in proportion to such increase of outstanding shares, determined in accordance with Section 3.3(c)(v)(A)(5).
               (D) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date (or, if no record data is fixed, the date) of such combination, the Conversion Price for the Preferred Stock A shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be decreased in proportion to such decrease in outstanding shares.
               (vi) Other Distributions. If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or, other persons, assets (excluding cash dividends) or options or rights not referred to in section 3.3(c)(v)(C), then, in each such case for the purpose of this Section 3.3(c)(vi), the holders of the Preferred Stock A shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of the Preferred Stock A are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               (vii) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3.3(c)), provision shall be made so that the holders of the Preferred Stock A shall thereafter be entitled to receive upon conversion of the Preferred Stock A the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.3(c) with respect to the rights of the holders of the Preferred Stock A after the recapitalization to the end that the provisions of this Section 3.3(c) (including adjustment of the Conversion Price for Preferred Stock A then in affect and the number of shares purchasable upon conversion of the Preferred Stock A) shall be applicable after that event as nearly equivalent as may be practicable.

               (viii) No Impairment. The Corporation will not, by amendment of its Restated Articles of Incorporation as set forth herein or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3(c) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Terms of the holders of the Preferred Stock A against impairment.
               (ix) No Fractional Shares and Accountants’ Certificate as to Adjustments.
               (A) No fractional shares shall be issued upon conversion of the Preferred Stock A, and the number of shares of Common Stock to be issued shall rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock A the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (B) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock A pursuant to this Section 3.3(c), the Corporation, at its expense, shall cause independent certified public accountants of recognized national standing selected by it (who may be the independent certified public accountants then auditing the books of the Corporation) to promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Preferred Stock A, by first class mail, postage prepaid, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement setting forth: (1) the consideration received or to be received by the Corporation for any Additional Stock; (2) the Conversion Price for the Preferred Stock A at the time in effect; and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock A.
               (x) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each bolder of the Preferred Stock A, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               (xi) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of affecting the conversion of the shares of Preferred Stock A outstanding such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock A; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock A, in addition to such other remedies as shall be available to a holder of shares of Preferred Stock A, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
               (xii) Notices. Any notice required by the provisions of this Section 3.3(c) to be given to the holder of shares of Preferred Stock A shall be deemed given when personally delivered to such holder or three business days after the same has been deposited with a reputable express courier service or in the United States mail, certified or registered mail, return receipt requested, postage prepaid, in each case addressed to each holder of record at his address appearing on the books of the Corporation.
               (xiii) Taxes. The Corporation will pay all stock transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock A other than any federal, state or local income taxes which may be imposed upon the holders of Preferred Stock A.
          (d) Protective Covenants. The Corporation shall not, without the prior written consent of the holders of a majority of the shares of Preferred Stock A outstanding on all matters which affect only Preferred Stock A, the prior written consent of the holders of a majority of the shares of Preferred Stock B outstanding on all matters which affect only the Preferred Stock B and the prior written consent of the holders of a majority of the Preferred Stock on all other matters, voting as a single class on the basis of one vote per share:
               (i) Authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security) with powers, designations, preferences or relative, participating, optional or other special rights prior to or on a parity with the Preferred Stock A;
               (ii) Redeem, purchase or otherwise acquire, or permit any of the Corporation’s subsidiaries to redeem, purchase or otherwise acquire, any shares of the Corporation’s Common Stock, except for repurchases of shares of the Corporation’s Common Stock issued to employees or other persons performing services for the Corporation that are subject to restrictive stock purchase arrangements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events such as their termination of employment;

               (iii) Amend, restate or otherwise alter any provision of the Corporation’s Restated Articles of Incorporation or Bylaws which would alter or change the rights, preferences or privileges of the shares of Preferred Stock A or Preferred Stock B so as adversely to affect the Preferred Stock A or Preferred Stock B;
               (iv) Subject, or permit any of the Corporation’s subsidiaries to subject, any of its assets to any indenture, mortgage, deed of trust, lease, pledge, security agreement, lien, joint venture agreement, charge or other encumbrance of any kind, except in the ordinary course of business;
               (v) Enter into any licensing, production, agency or sales agreement which would effectively transfer market control of all, substantially all or any significant portion of the Corporation’s business operations to any third party;
               (vi) Guaranty, assure or endorse, or permit any of the Corporation’s subsidiaries to guaranty, assure or endorse, the obligation or obligations of any other person or persons;
               (vii) Grant, authorize or empower, or permit any of the Corporation’s subsidiaries to grant, authorize or empower, any other person or persons to act as its power of attorney in fact to exercise any of its rights or to take any action in connection with the conduct of its business; or
               (viii) Reduce the Corporation’s obligation to indemnify the members of its Board of Directors.
          (f) No Reissuance of Preferred Stock. In the event any shares of Preferred Stock shall be redeemed, purchased or converted, such shares shall be canceled, retired and eliminated from the shares which the corporation is authorized to issue.
IV.
     4.1 Elimination of Liability. The liability of the members of the Board of Directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation shall indemnify any agent of the Corporation as defined in, and to the fullest extent permitted by, Section 317 of the California Corporations Code.
     4.2 Indemnification. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.
     4.3 The foregoing Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4.4 The foregoing Restated Articles of Incorporation have been duly approved by the required vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation is 54,266 shares of Common Stock, no shares of Preferred Stock A and 161,000 Shares of Preferred Stock B. The number of shares voting in favor of the adoption of such Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the shares of Common Stock and more than 50% of the shares of Preferred Stock B.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Restated Articles of Incorporation are true and correct of our own knowledge.
Dated: July 26, 1994

/s/ Michael K. Boone
Michael K. Boone, President

/s/ J. Andrew Johnson
J. Andrew Johnson, Secretary

CERTIFICATE OF AMENDMENT
OF
THE ARTICLES OF INCORPORATION
OF
BOONE INTERNATIONAL, INC.
     MATTHEW G. KOWALEC and DAVID ONTIVEROS hereby certify that:
     1. They are the Chief Financial Officer and the Executive Vice President, Operations, respectively, of Boone International, Inc., a California corporation (the “Corporation”).
     2. Article III, Section 3.1 of the Restated Articles of Incorporation of this Corporation is hereby amended to read as follows:
     “3.1 Authorized Capital. The aggregate number of shares which the Corporation shall have the authority to issue shall consist of 10,000,000 shares of Common Stock (“Common Stock”) and 1,161,000 shares of Preferred Stock (“Preferred Stock”). The Corporation hereby creates the following three series of Preferred Stock: (i) a first series, constituting 1,000,000 shares, designated “Preferred Stock A”; (ii) a second series, constituting 101,000 shares, designated “Preferred Sock B”; and (c) a third series, constituting 60,000 shares, designated “Preferred Stock C.” The Preferred Stock C shall rank junior to the Preferred Stock A and the Preferred Stock B.
The foregoing amendment to Article III, Section 3.1 of the Restated Articles of Incorporation shall in no way affect the stock split originally provided for in said Section, which was accomplished concurrently with the original filing of the Restated Articles of Incorporation in July, 1994.
     3. The Restated Articles of Incorporation of this Corporation are hereby amended by adding the following as Article III, Section 3.4 thereof:
     “3.4 Other Rights, Preferences and Restrictions of the Preferred Stock C. The other rights, preferences and restrictions relating to the Preferred Stock C are enumerated as follows:
          (a) Voting Rights. The holders of shares of Preferred Stock C shall have no general right to vote for any purpose, except as specifically required by the laws of the State of California.
          (b) Dividends. The Corporation will not be required to pay dividends to the holders of shares of Preferred Stock C, except as provided in paragraph (c) of this Section 3.4.

          (c) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to payment in full of any distributions and/or accrued but unpaid dividends payable to the holders of shares of the Preferred Stock A and the Preferred Stock B, the holders of shares of Preferred Stock C shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect to the Corporation’s Common Stock, an amount equal to the then applicable Series C Liquidation Amount (as defined below) of such shares. The “Series C Liquidation Amount” for each share of Preferred Stock C is (i) $100 per share (the “Stated Amount”), plus (ii) an amount equal to 10% per annum on the Stated Amount, computed from and including the date of issuance of such Preferred Stock C to but excluding the date of payment of such amount, plus (iii) an additional amount of $10 per share. If, upon the occurrence of any liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of Preferred Stock C shall be insufficient to permit the payment to such holders, the full Liquidation Amount on such Preferred Stock C, then the entire assets and funds of the Corporation legally available for distribution to its shareholders (after payment in full of any distributions and/or accrued but unpaid dividends payable to the holders of shares of the Preferred Stock A and the Preferred Stock B) shall be distributed ratably among the holders of the Preferred Stock C in proportion to the amount each such holder would receive if there were sufficient assets and funds available to pay the foregoing sums in full.
          For purposes of this paragraph (c), a “liquidation, dissolution or winding up” of the Corporation shall be deemed to be occasioned by, or to include, the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation).
          (d) Mandatory Redemption.
               (i) Redemption Events. Subject to the prior written consent of any party or parties providing indebtedness for borrowed money to the Corporation and the prior redemption in full (or the prior written consent of the holders) of the Preferred Stock A, and to the extent then permitted by the California General Corporation Law, the Corporation shall be required to redeem the outstanding shares of Preferred Stock C on the Redemption Date (as defined below) at a price equal to the Series C Liquidation Amount on such date of redemption. “Redemption Date” shall mean the earliest to occur of (x) the occurrence of an Initial Public Offering, a Change of Control, or an Asset Sale (each as defined below), or (y) June 30, 1999 (“Automatic Redemption”). “Initial Public Offering” shall mean the sale of shares of the capital stock of the Corporation or any parent corporation of the Corporation formed as a holding company of the Corporation after the date hereof and owned by the shareholders of the Corporation immediately prior to such reorganization (“Parent”) to the public pursuant to a registration statement under the Securities Act of 1933, as amended, in which gross proceeds to the Corporation or Parent are raised in an amount at least equal to

$100,000,000. “Change of Control” shall mean any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than Parent or Michael K. Boone for his heirs, legatees, executors, legal representatives, administrators, conservators, or a trust for the benefit of members of his family) (collectively, “Excluded Persons”) shall have acquired beneficial ownership or control of over 50% of the voting stock (on a fully diluted basis) of the Corporation. “Asset Sale” shall mean the sale of all, or a majority, of the Corporation’s consolidated assets, including, without limitation, a sale of all or a majority of the assets of the Corporation or any of its subsidiaries whose assets constitute all or a majority of the Corporation’s consolidated assets, in any single transaction or series of related transactions to a person other than an Excluded Person.
               (ii) Procedure for Redemption.
                    (A) Notice of redemption or of the proposed redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days nor more than 60 days prior to the Redemption Date, to all holders of record (at the close of business on the business day next preceding the day on which the notice is given) of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date or the proposed redemption date; (2) the redemption price; and (3) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
                    (B) From and after the Redemption Date said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of a Preferred Stock C, and shall not be reissued as shares of Preferred Stock C, and all rights of the holders thereof as holders of Preferred Stock C (except the right to receive from the Corporation the redemption price or, if applicable in the case of a failure to complete the Automatic Redemption, to convert such shares as provided in paragraph (e)(1)(A) below) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Series C Liquidation Amount (without interest thereon) as aforesaid.
          (e) Conversion and Exchange.
               (i) Conversion to Common Stock.
                    (A) Between May 1, 1999 and June 30, 1999, the Corporation may offer to convert any and all shares of Preferred Stock C into Common Stock, and if any holder of such Preferred Stock C accepts such offer, then on June 30, 1999, in lieu of receipt of the redemption price, the shares held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Series C Liquidation Amount for such shares of Preferred Stock C, as computed on the date for such conversion, by the Conversion Price (as defined below). In the event that the Corporation does not redeem the outstanding shares of Preferred Stock C as provided in the case of an Automatic Redemption under clause (y) of subparagraph (i) of paragraph 3.4(d) above by June 30, 1999, each share shall be convertible, at the option of the holder thereof, at any time thereafter, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Series C Liquidation Amount for such shares of Preferred Stock C, as computed on the date for such conversion, by the Conversion Price (as defined below). No fractional shares shall be issued upon conversion of the Preferred Stock C, and the number of shares Common Stock to be issued shall be rounded to the nearest whole share.
                    (B) The “Conversion Price” initially shall be $4.88, and shall be subject to adjustment from time to time as provided in paragraph 3.4(3)(i)(F) below.
                    (C) Before any holder of Preferred Stock C shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock C and shall give written notice to this Corporation at its principal corporate office of his election to convert the same and shall state therein the name or names in which the Certificate or Certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock C, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock C to be converted, and the person or person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
                    (D) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock C outstanding such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock C; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock C, in addition to such other remedies as shall be available to a holder of shares of Preferred Stock C, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.
                    (E) The Corporation will pay all stock transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock C other than any federal, state or local income taxes which may be imposed upon the holders of shares of Preferred Stock C.

                    (F) Adjustment to Conversion Price.
                         (1) If at any time when shares of Series C Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionally reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionally increased.
                         (2) If at any time when shares of Series C Preferred Stock are issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class of classes of stock or securities of the Corporation or another entity, then to the extent that the Series C Preferred Stock is convertible into shares of Common Stock, the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock, and/or securities which the holder would have been entitled to receive in such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subparagraph (2) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation of this subparagraph (2).
               (ii) Optional Exchange for Subordinated Debt.
                    (A) Subject to the prior written consent of any party or parties providing indebtedness for borrowed money to the Corporation and the prior redemption in full for the prior written consent of the holders) of the Preferred Stock A, and to the exent then permitted by the California General Corporation Law, at any time between May 1, 1999 and June 30, 1999 the Corporation may offer to exchange any and all shares of Preferred Stock C for subordinated notes (the “Subordinated Notes”), and if any holder of such Preferred Stock C accepts such offer, then on the date for such exchange such shares shall be surrendered and such Subordinated Notes shall be issued in a principal amount equal to the aggregate Series C Liquidation Amount for such shares of Preferred Stock C, as computed on the date for such exchange. Each Subordinated Note shall bear interest at a rate of 12% per annum, which interest shall be payable monthly, and shall be due and payable by the Corporation no later than December 30, 2001. There shall be no mandatory payments on account of principal under the Subordinated Notes prior to maturity. Any such exchange of shares of Preferred Stock C is a redemption of such shares and is subject to Section 402 of the California Corporations Code.

                    (B) Before any holder of Preferred Stock C shall be entitled to exchange the same for Subordinated Notes, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock C and shall give written notice to this Corporation at its principal corporate office of his election to exchange the same and shall state therein the name or names in which the Subordinated Notes are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock C, or to the nominee or nominees of such holder, a Subordinated Note or Subordinated Notes to which such holder shall be entitled as aforesaid. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock C to be exchange.
          (f) Protective Provisions. The consent of the holders of a majority of the Series C Preferred shall be required for any action that amends or repeals any provision of the Corporation’s Articles of Incorporation if such action would materially and adversely change the rights, preferences or privileges of the Series C Preferred.”
     4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.
     5. The foregoing amendment of the Articles of Incorporation has been duly approved by the vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Common Stock of the Corporation is 6,764,100. The total number of outstanding shares of the Preferred Stock A of the Corporation is 1,000,000. There are no outstanding shares of Preferred Stock B of the Corporation. The number of shares voting in favor of the adoption of such amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and Preferred Stock A voting together as a class and more than 50% of the outstanding shares of Common Stock voting separately.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.
Executed at Corona, California
On January 27, 1999

/s/ Matthew G. Kowalec
Matthew G. Kowalec
Chief Financial Officer

/s/ David Ontiveros
David Ontiveros
Executive Vice President, Operations

CERTIFICATE OF AMENDMENT
OF
THE ARTICLES OF INCORPORATION
OF
BOONE INTERNATIONAL, INC.
     DAVID ONTIVEROS and KENTON R. ROSE hereby certify that:
     1. They are the Executive Vice President and the Secretary, respectively, of Boone International, Inc., a California corporation (the “Corporation”).
     2. Article III of the Restated Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     “The aggregate number of shares which the Corporation shall have the authority to issue shall consist of 10,000,000 shares of Common Stock (“Common Sock”) and 1,161,000 shares of Preferred Stock (“Preferred Stock”). Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights and powers, and qualifications, limitations or restrictions thereof, and with such dividend rights, rights on dissolution or distribution of assets, and conversion or exchange rights, and subject to redemption at such time or times and price or prices, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The authority granted to the Board of Directors pursuant to this Article III shall include the authority to specify the number of shares in any series of Preferred Stock and to increase or decrease the number of shares in any such series. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation that is entitled to vote, without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in these Articles of Incorporation or in the resolution or resolutions fixing the voting rights of any series of Preferred Stock.”
     3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.
     4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the shareholders of the Corporation in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Common Stock of the Corporation is 6,794,100. There are no outstanding shares of the Preferred Stock of the Corporation. The number of shares voting in favor of the adoption of such amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and Preferred Stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.
Executed at Corona, CA
on March 27, 2000

/s/ David Ontiveros
David Ontiveros
Executive Vice President

/s/ Kenton R. Rose
Secretary